Exhibit 99.1

Issuer Direct Acquires PrecisionIR, a Global Leader in Web-Based IR and Corporate Communications Solutions

The Company Expects Revenue to More Than Double as a Result of This Acquisition and for the Acquisition to Be Accretive in EBITDA in the First 12 Months

Transaction More Than Doubles Client Count, Combined Companies Will Be Positioned as Global Leader in the Disclosure Management Industry

MORRISVILLE, NC--(Marketwired - August 27, 2013) - Issuer Direct Corporation (OTCBB: ISDR) (the "Company" or "Issuer Direct"), a market leader and innovator of disclosure management solutions and cloud-based compliance technologies, has acquired Richmond, Virginia based PrecisionIR Group, Inc., a leading provider of online investor relations and web-based corporate communications solutions to companies worldwide. Issuer Direct acquired all of the common stock of Precision IR Group, Inc. in exchange for cash proceeds of approximately $3.45 million. The transaction closed effective August 22, 2013. The Company expects revenue to more than double as a result of this acquisition and for the acquisition to be accretive in EBITDA in the first 12 months.

"This strategic acquisition significantly increases our customer base and adds new complementary solutions to our already robust suite of offerings," commented Brian R. Balbirnie, Chief Executive Officer of Issuer Direct. "The team at PrecisionIR has done a remarkable job at building value around its Annual Report Service (ARS) and Company Spotlight offerings. We will continue to foster this line of business by augmenting it with our disclosure management platform -- these are truly some exciting times for our customers, shareholders and employees. In fact, following this transaction, Issuer Direct will file, print and distribute more regulatory content to both the markets and shareholders from a single platform, than any other company in the world."

PrecisionIR helps clients build interest in their respective publicly traded company, products and services by targeting institutional and self-directed high net-worth investors. PrecisionIR has a unique network of over 250 media partners across North America and Europe, and a proprietary database of more than 1.5 million investors. Services include global investor relations and investment information provided to both companies and mutual funds since 1992, and a rapidly growing webcasting and web-conferencing business.

Mr. Balbirnie continued, "PrecisionIR's loyal customer base, enables Issuer Direct to achieve critical mass. As a result of this acquisition, we will have more solutions to cross-sell to a significantly larger customer base."

The Company will continue to use the successful PrecisionIR brands that have made PrecisionIR the leading provider of online investor relations and web-based corporate communications solutions to companies worldwide. PrecisionIR provides increased reach into the shareholder communications business for Issuer Direct, a segment that the combined company expects will account for a majority of its overall revenues in years to come.

Issuer Direct will be servicing its global clients through its offices located in Richmond, Virginia; Morrisville, North Carolina; and London, England.

Chris Fetty, Vice President of Global Sales and Marketing for PrecisionIR, will continue to have the responsibility of both exchange partnership development and global marketing. Chris will also be vital in the launching of Issuer Direct's core services in new geographical markets. "We are very pleased to be joining a company with whom we have known for many years," said Mr. Fetty. "Our proven innovative solutions for professionals who produce and consume financial information can immediately be leveraged by Issuer Direct's customer base. We expect that this combination will help drive the development and deployment of both our Annual Report Service (ARS) and Company Spotlight investor communication platforms, and help Issuer Direct meet its clients' growing financial communications needs."

Simultaneously with the closing of the acquisition of Precision IR, Issuer Direct entered into a Securities Purchase Agreement, whereby Red Oak Partners, LLC purchased a convertible secured promissory note in the amount of $2.5 million, which may be converted into 626,566 shares of common stock. No warrants were issued in connection with the merger or the financing. Additionally, David Sandberg, Founder & Managing Member of Red Oak Partners, LLC, has been elected to the Issuer Direct board of directors. Mr. Sandberg has an extensive background investing in public and private companies, as well as significant Board experience. Mr. Sandberg stated, "Red Oak is excited about the Company's prospect for continued growth."

About PrecisionIR Group, Inc.: PrecisionIR is the leading provider of online investor relations and web-based corporate communications solutions to companies worldwide. From annual reports to webcasting, PrecisionIR helps companies deliver the right message to the right audience, and companies worldwide rely on our services to target and attract institutional and high net-worth investors.

About Issuer Direct Corporation: Issuer Direct Corporation is a market leader and innovator of disclosure management solutions and cloud-based compliance technologies. With a focus on corporate issuers, the Company alleviates the complexity of maintaining compliance with its integrated portfolio of products and services that enhance companies' ability to efficiently produce and distribute their financial and business communications both online and in print.

Learn more about Issuer Direct today: http://ir.issuerdirect.com/tearsheet/html/isdr
Forward-Looking Statements. This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words "believe," "anticipate," "estimate," "expect," "intend," "plan," "project," "prospects," "outlook," and similar words or expressions, or future or conditional verbs such as "will," "should," "would," "may," and "could" are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company's forward-looking statements, please see the Company's Annual Report on Form 10-Q for the quarter ended March 31, 2013, including but not limited to the discussion under "Risk Factors" therein, which the Company has filed with the SEC and which may be viewed at http://www.sec.gov.

Contact:

For Further Information

Hayden IR
Brett Maas
(646) 536-7331
brett@haydenir.com

James Carbonara
Hayden IR
(646)-755-7412
james@haydenir.com

Issuer Direct Corporation
Brian R. Balbirnie
919-481-4000
brian.balbirnie@issuerdirect.com